Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated June 28, 2022, appearing in the Annual Report of SiteOne Savings and Investment Plan on Form 11-K for the year ended December 31, 2021, in the Registration Statements of SiteOne Landscape Supply, Inc. on Form S-8 (File No. 333-221464).

/s/ Windham Brannon, LLC

Atlanta, Georgia

June 28, 2022